Exhibit 3.1

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

First: The name of this Corporation is Blaze Energy Corp.

Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Street, in the City of Wilmington County of New Castle   Zip Code 19808. The registered agent in charge thereof is Corporation Service Company

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 50,000,000 Common 10,000,000 Preferred shares (number of authorized shares) with a par value of 0.01 per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name         Sherman Hawkes

Mailing Address    Suite 1125, Chase Tower, 50 West Broadway

                               Salt Lake City               Zip Code          84101

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 14 day of May, A.D. 2007.

BY:  /s/ Sherman Hawkes

NAME:     Sherman Hawkes

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